Exhibit 99.1


          Flanagan Joins Camden National Corporation Board of Directors


    CAMDEN, Maine--(BUSINESS WIRE)--Sept. 27, 2005--Rendle A. Jones, Esq., Chairman of the Board of Directors for Camden National Corporation (AMEX: CAC; the "Company"), announced today that David Flanagan has recently joined the board of directors of Camden National Corporation. Mr. Flanagan is the president of Viking Lumber, Inc.
    "We are extremely pleased to add David to Camden National Corporation's board," said Mr. Jones. "His proven business acumen along with his understanding of and commitment to the community needs in Midcoast Maine, will enable David to provide an important perspective to the corporate board."
    Mr. Flanagan commented, "I have a high regard for the exceptional experience Camden National delivers to its customers and its community. This is an exciting opportunity for me, and I look forward to continuing to work with Camden National's directors and officers."
    Headquartered in Lincolnville, Maine, Viking Lumber, Inc. is a family-owned business serving Midcoast Maine with a full-service lumber and building supply yard since 1944. Mr. Flanagan took over management of the family business in 1978.
    A Maine native, Mr. Flanagan joined the Board of Camden National Bank in 1998. He is also a member of the Town of Appleton's Budget Committee and a board member of the Waldo County YMCA. Previously, Mr. Flanagan served as a board member of the Northeastern Retail Lumber Association. Mr. Flanagan attended Eisenhower College.
    Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) Index and the small-cap Russell 2000(R) Index under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor's Award for Business Excellence in 2002; UnitedKingfield Bank
(UKB), a full-service community bank with 15 offices serving Central, Eastern and Western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.


    CONTACT: Camden National Corporation
             Suzanne Brightbill, 207-230-2120